As filed with the Securities and Exchange Commission on November 16, 2010
Registration No. 333-169692

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GHN Agrispan Holding Company
(Exact name of registrant as specified in its charter)

Nevada	2090	88-0142286
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

402 M, No. 16 Xinfeng 3rd Road,
Xiamen City, P.R. China 362205
(86) 136-6600-1113
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.
502 East John Street, Carson City, NV 89706
(800) 315-9420
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Allen Z. Sussman, Esq. Reed Smith LLP 355 South Grand Avenue, Suite 2900 Los Angeles, California 90071 Telephone: (213) 457-8000 Facsimile: (213) 457-8080

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.
Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share ($)(2)	Proposed Maximum Aggregate Offering Price ($)	Amount of Registration Fee ($) (3)
Common Stock, $0.001 par value	8,216,000	$0.775	$6,367,400	$454.00

(1)           Shares of common stock that may be offered pursuant to this registration statement consist of: 2,600,000 shares of common stock issuable upon conversion of Series A Preferred Stock; 2,600,000 shares issuable as dividends on Series A Preferred Stock ; and 3,016,000 shares issuable upon exercise of warrants.  This registration statement also includes an indeterminate number of shares that may be issued as the result of any stock split, stock dividend, recapitalization, exchange or similar transaction pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).
(2)           Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.
(3)           Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the Securities and Exchange Commission declares our registration statement effective.  This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated November 16 , 2010

PROSPECTUS

8,216,000 Shares of Common Stock

GHN Agrispan Holding Company

This prospectus relates to an aggregate of up to 8,216,000 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account.  These shares are comprised of the following:

•	2,600,000 shares of common stock issuable upon conversion of 2,600,000 shares of Series A 10% Convertible Preferred Stock (the “Series A Preferred Stock”) issued by us on August 31, 2010;

•	2,600,000 shares of common stock that may be issued in lieu of cash dividends on the Series A Preferred Stock;

•	2,600,000 shares of common stock issuable upon exercise of five-year warrants issued to investors in the Series A Preferred Stock initially exercisable at $0.75 per share; and

•
416,000 shares of common stock issuable upon exercise of five-year warrants issued to the placement agent and its registered representatives as compensation for the placement of the Series A Preferred Stock initially exercisable at $0.75 per share.

Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares of common stock issuable to them as described above.  The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any proceeds from the sale of the shares by these selling stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “GHNA.”  The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on November 10, 2010, was $0.69 .

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                             2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	2

FORWARD-LOOKING STATEMENTS	8

USE OF PROCEEDS	8

DILUTION	9

DESCRIPTION OF SECURITIES	9

SELLING STOCKHOLDERS	10

PLAN OF DISTRIBUTION	12

EXPERTS	13

LEGAL MATTERS	13

WHERE YOU CAN FIND ADDITIONAL INFORMATION	13

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	13

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information or represent anything not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following is only a summary and therefore may not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” in this prospectus and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Unless the context otherwise requires, all references to “we,” “us,” “our” “us” or the “Company” refer to GHN Agrispan Holding Company. References to “PRC”, “China” and “Chinese” are to The People’s Republic of China.  All currency figures quoted as “U.S. dollars”, “dollars” or “$” refer to the legal currency of the United States.  References to “renminbi” or “RMB” are to the Renminbi Yuan, the legal currency of China.

Overview

GHN Agrispan Holding Company is a Nevada corporation formed on August 12, 2009.  By Agreement dated August 13, 2009, we acquired Easecharm International Limited (“Easecharm”), a British Virgin Islands corporation formed in January 21, 2009, which is now our wholly-owned subsidiary.  Easecharm holds 100% of the equity interests in Hong Kong Yidong Group Company Limited (“HKYD”), which was formed in Hong Kong on April 12, 2005 as a limited liability company.

We are engaged in the provision of catering services and restaurant sales, and sales and distribution of agricultural products such as fresh fruits and vegetables and dry food products in the PRC.

In our Catering/Food Distribution business, we cook and supply traditional Chinese meals. Where feasible, we use fresh ingredients and natural products certified under Chinese law as pollution-free materials. We sell semi-cooked meals (catering services) to factories, operate restaurants (restaurant sales) and sell frozen lunch boxes to convenience stores and supermarkets. Our target market for catering services and restaurant sales is mainly factory workers, white-collar workers, as well as the staff and customers in department stores, shopping malls and, for frozen lunch boxes, supermarkets.

In our agriculture business, we generate revenue through: (i) commissions earned as a sales agent for vendors of agricultural products, or the trading business, and (ii) sales of produce and other agricultural products cultivated or produced by us to wholesalers and retailers, or the plantation business.  We have leased approximately 340.55 acres of farmland in the aggregate, with leases expiring between December 31, 2018 and September 30, 2019,  for our plantation business.  We have agreements with farmers (who may be the lessor of our land circulation agreements or third party farmers) to perform the cultivation of our farmland in accordance with our guidelines.  We are also parties to a cooperation agreement pursuant to which we agreed to purchase navel oranges cultivated on 32.94 acres of orange groves located in Santuo Village, Anping Township Village, Chongqing City, PRC.  We purchase products from the farmers and growers of our leased farmlands and resell the products at the prevailing wholesale market prices to wholesalers and retailers.

The following is a summary of our subsidiaries and variable interest entities:

	Company name	Place and date of incorporation	Principal activities
1	Easecharm International Limited	British Virgin Islands January 21, 2009	Holds 100% equity interest of HKYD
2	Hong Kong Yidong Group Company Limited	Hong Kong April 12, 2005	Holds 100% equity interest of Xinyixiang and Joy City
3	Joy City Investment Limited (“Joy City”)	Hong Kong March 10, 2009	Holds 100% equity interest in Ningbo Yiqi
4	Xiamen Xinyixiang Modern Agricultural Development Co., Ltd. (“Xinyixiang”)	PRC July 20, 2006	Holds 100% equity interests in Yikoule, provision of catering services and restaurant sales, and plantation and trading of agricultural products
5	Xiamen Yikoule Catering Distribution Co., Ltd. (“Yikoule”)	PRC September 26, 2003	Provision of catering services and restaurant sales
6	Xiamen Yangyang Restaurant (“Yangyang”) #	PRC May 16, 2005	Provision of catering services and restaurant sales
7	Ningbo Yiqi Supply Chain Management Co., Ltd. (“Ningbo Yiqi”)	PRC September 15, 2009	Provision of catering services and restaurant sales
8	Xiamen Yixinrong Fruit & Vegetable Market (“Yixinrong”) #	PRC January 6, 2009	Trading of fruits, vegetables and dry food products
#  indicates a variable interest entity subject to consolidation using the provisions of Accounting Standards Codification (“ASC”) Topic 810-10-25, “Variable Interest Entity”.

Corporate Information

Our principal office is located at 402 M, No. 16 Xinfeng 3rd Road, Xiamen City, The People’s Republic of China.  Our telephone number is:  +86-136-6600-1113.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We may have difficulty managing the risk of doing business in the Chinese agriculture sector, which could reduce our revenues.

In general, the agriculture sector in China is affected by a series of natural, economic and social factors such as climate, market, technology regulation, and globalization, which makes risk management difficult. Agriculture in China faces similar risks as do other countries, however, these can either be mitigated or exacerbated due to governmental intervention through policy promulgation and implementation either in the agriculture sector itself or sectors which provide critical inputs to agriculture such as energy or outputs such as transportation. While not an exhaustive list, the following factors could significantly affect our ability to do business:

●	Food, feed, and energy demand including liquid fuels and crude oil
●	Agricultural, financial stimulus, energy & renewable energy, and trade policies
●	Input and output pricing due to market factors and regulatory policies
●	Production and crop progress due to adverse weather conditions, equipment deliveries, and water and irrigation conditions
●	Infrastructure conditions and policies

We do not hold and do not intend to purchase insurance policies to protect revenue in case the above conditions cause a loss of revenue.

We may not be guaranteed of a continuance to receive the preferential tax treatment we currently enjoy under PRC law, and dividends paid to us from our operations in China may become subject to income tax under PRC law which could reduce our net profit.

The rate of income tax on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location.  The Company generated substantially all of its net income from its PRC operation through Yikoule, Xinyixiang, Yangyang, and Yixinrong, the operating subsidiaries and VIEs in the PRC. Yikoule and Xinyixiang are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China at a unified income tax rate of 25% and entitled to tax holiday with the preferential tax rates for entities operating in special economic zones. The applicable tax rate is progressively increased to 25% over a period of 5 years.

Yangyang and Yixinrong are registered as sole-proprietors and required to pay the PRC income tax on predetermined tax rate at 1.2% to 1.4% on turnover during the year. The predetermined tax rate is agreed and determined between such enterprises and the PRC tax bureau of local government and is subject to annual review and renewal.

Yangyang and Yixinrong as sole-proprietorships were eligible to the predetermined tax basis and they complied with the following rules and regulations issued by the State Administration of Taxation of the PRC:

a)	Law of the People's Republic of China on the Administration of Tax Collection;
b)	Rules for the Implementation of the Law of the People's Republic of China on the Administration of Tax Collection;
c)	Individual Industrial and Commercial Tax Charge Fixed Management Approach;
d)	Individual industrial and commercial tax levy fixed in accordance with approved.

With the tax holiday with the preferential tax rates for entities operating in special economic zones, our applicable tax rate is progressively increased to 25% over a period of 5 years, which will reduce our profits.  Further, should the laws and regulations of the PRC change, we could face further tax increases, which would also reduce our net profit.

Our catering/food distribution operations are susceptible to adverse trends and economic conditions internationally, in China and in the locations where we operate.

Due to the international financial turmoil commencing in late 2008, we substantially reduced our catering/food distribution business and scaled down our lunch box business during the first half of 2009.  Many Chinese factories ceased production and business was intermittent and unstable.  We were concerned with collecting receivables for our catering and food distribution business in this area.  We have recently expanded our catering/food operations in new cities in China.  As a result, our catering/food distribution operations are susceptible to adverse trends and economic conditions in those cities.  In addition, given our current geographic concentration in Xiamen City and Ningbo, as well as planned expansion into Shanghai and Suzhou, negative publicity regarding any restaurants could have a material effect on our business and operations throughout the region, as could other regional occurrences such as local strikes, new or revised laws or regulations, or disruptions in the supply of food products.

Changes in public health concerns may impact our catering/food distribution operation’s performance.

Changes in public health concerns may affect consumer preferences for our products. For example, if incidents of the avian flu or H1N1 virus occur in China, consumer preferences or consumer demand may be negatively impacted, resulting in a decline in demand for our products and services.

An increase in the cost of food products could adversely affect our operating results.

If the cost of products we use in food preparation increase, cost of sales will increase and operating income could be reduced. Any material increase in the cost of these products could adversely affect operating results. Cost of sales could be significantly affected by increases in the cost of these products, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability, and greater international demand for these products.

An unanticipated decrease in the market price of fresh produce products traded or cultivated by us could adversely affect our operating results.

The success of our agriculture trading business segment depends in part upon our ability to command a 20% sales commission for our services.  To the extent that the vendors represented by us are unwilling to absorb the effects of a decrease in the market price of their fresh produce products, we may be forced to decrease our commission rate to remain competitive in the market.  Any decrease in our commission rate which is not offset by increases in sales volume may adversely affect our operating results and financial condition.

The success of our agriculture plantation business segments depends in part upon our ability to acquire our fresh produce products at a discount to future sales prices.  We are parties to sub-contracting agreements which obligate us to purchase fresh produce products at a negotiated contract price, which products will be resold at a future date.  Prevailing market prices at the time of sale may be impacted by the supply and quality of produce available at the time of sale, which are affected by environmental conditions, natural disasters, the ability of competitors to bring their products to market, the sales price offered by competitors and the Chinese regulatory environment.  There is no assurance that we will be able to successfully forecast the market demand or the market price of our products at the time of sale.  If we are unable to resell our fresh produce products at prices exceeding our acquisition price, our operating results and financial condition may be adversely affected.

Government regulations concerning catering/food distribution and agricultural operations may harm operations.

The catering/food distribution industry is subject to numerous central government and local governmental regulations in China, including those relating to the preparation and sale of food, sanitation, public health, fire codes, zoning and building requirements. The agricultural industry is subject to similar regulations.  Failure to comply with any of these regulations could adversely affect our operations.

Our catering/food distribution operations may not achieve market acceptance in the new geographic regions we enter.

Our expansion plans depend upon opening catering/food distribution operations in new markets where we have little or no operating experience. We may not be successful in operating catering/food distribution operations in new markets on a profitable basis. The success of these new catering/food distribution operations will be affected by different competitive conditions, consumer tastes and discretionary spending patterns of the new markets as well as the ability to generate market awareness of our brand. Sales at catering/food distribution operations opening in new markets may take longer to reach average annual catering/food distribution operations sales, if at all, thereby affecting their and our profitability.

Implementing our expansion strategy may strain our resources.

Our expansion strategy may strain our management, financial and other resources. We must also continue to enhance our operational, financial and management systems. We may not be able to effectively manage these or other aspects of our expansion. If we fail to do so, our business, financial condition, operating results and cash flows could suffer.  As a result, our quarterly and annual operating results dependent upon catering/food distribution operations may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. These fluctuations may cause future operating results to fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

Because our competitors in the catering/food distribution and agricultural businesses have greater financial and marketing resources than we do, we may experience a reduction in market share and revenues.

The markets for our catering/food distribution and agricultural products and services are highly competitive and rapidly changing.  Some of our current and prospective competitors have significantly greater financial, technical and marketing resources than we do.  Our ability to compete in our markets depends on a number of factors, some within and others outside our control.  These factors include: the selling prices of our products and of our competitors’ products, the performance of our products and of our competitors’ products, product distribution by our competitors, our marketing ability and the marketing ability of our competitors, and the quality of customer support and services offered by us and by our competitors.

RISKS RELATED TO MANAGEMENT AND PERSONNEL

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Ms. Xu Yizhen, President and CEO and Mr. Li Xu, CFO. If we were to lose Ms. Xu Yizhen, President and CEO or Mr. Li Xu, CFO or if Ms. Xu Yizhen, President and CEO or Mr. Li Xu, CFO fail to perform in their respective current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. We have no key person insurance on these members of management.  Although we have certain compensation arrangements with management, we have no employment agreements with any management. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in ensuring compliance with the regulatory requirements to which a public company is subject and, as a result, our costs of regulatory compliance may be greater than anticipated.

As a public company, we are subject to numerous U.S. regulatory requirements, including the Sarbanes-Oxley Act of 2002 and regulations promulgated by the Securities and Exchange Commission, or SEC, and the requirements of the Over the Counter Bulletin Board, or OTCBB.  Our management team has limited experience with operating as a public company and ensuring compliance with applicable regulations.  We will be required to retain additional personnel and engage legal, accounting, investor relations and other professional assistance to ensure timely continued compliance with such regulatory requirements, including the internal controls assessment, reporting and auditor attestation required under Section 404 of the Sarbanes-Oxley Act of 2002.  Our failure to comply with reporting requirements and other provisions of securities laws could adversely affect the price of our securities, results of operations, cash flow and financial condition.

Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 may adversely affect our stock price and businesses.

Section 404 of the Sarbanes-Oxley Act of 2002 requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting.  Our management will be required to report on the operating effectiveness of our internal controls over financial reporting for the fiscal year ending December 31, 2010.  We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements.  We expect that the cost of this program will require us to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.

If we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.  Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have a standing audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 49% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

RISKS RELATED TO OUR OPERATIONS IN CHINA

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, if applied to us, may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005 SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an "offshore special purpose company," for the purpose of overseas equity financing involving onshore assets or equity interests held by them.  In addition any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may he prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. After the SAFE notice, an implementation rule on the SAFE notice was issued on May 29, 2007 which provides for implementation guidance and supplements the procedures as provided in the SAFE notice.

Due to lack of official interpretation of SAFE notice and implementation rules, some of the terms and provisions in the SAFE remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption.  Based on the advice of our PRC counsel, Global Law Office, and after consultation with relevant SAFE officials, we believe our PRC resident shareholders, were required to complete their respective SAFE registrations pursuant to the SAFE notice.  Moreover, because of uncertainty over how the SAFE notice and its implementation rules will be interpreted and implemented, and how or whether SAFE notice and implementation rules will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. In addition, such PRC residents may not always complete the necessary registration procedures required by the SAFE notice.  We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary's ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

General economic conditions in China could reduce our revenues.

General economic conditions in China have an impact on our business and financial results. The global economy in general and in China specifically remains uncertain. As a result, individuals and companies may delay or reduce expenditures. Weak economic conditions and/or softness in the consumer or business channels could result in lower demand for our products, resulting in lower sales, earnings and cash flows.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

●	Level of government involvement in the economy;
●	Control of foreign exchange;
●	Methods of allocating resources;
●	Balance of payments position;
●	International trade restrictions; and
●	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, the business of our suppliers could be adversely affected.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we and our suppliers must conduct their business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.  Any divestiture could reduce our assets or revenues and thus reduce the value of our stock.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers grew rapidly, we are subject to the risk of foreign currency depreciation.

Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited.

We have no direct business operations other than our ownership of our subsidiaries. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary.  In addition, our operating subsidiary, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China, which could reduce our ability to compete and our revenues.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected and our revenues could be reduced.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

All of our assets are located outside the United States and all of our current operations are conducted in China.  Moreover, all of our directors and officers are nationals or residents of China.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons.  In  addition,  there is  uncertainty  as to whether the courts of China would recognize or enforce  judgments of U.S. courts obtained against us or such officers and/or directors  predicated upon the civil liability  provisions  of the  securities  law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons  predicated  upon the securities laws of the United States or any state thereof.  Further, China’s treaties do not provide for reciprocal recognition and enforcement of judgments of U.S. courts.

RISKS RELATED TO THE MARKET FOR OUR STOCK

There is no active public trading market for shares of our common stock and, together with state Blue Sky laws, our security holders may experience difficulty in reselling their securities.

There is currently no active public trading market for shares of our common stock.  Our common stock has been approved for quotation by the OCTBB under the symbol “GHNA.OB”, however, there is no assurance that an active public market of our securities will develop or be sustained.  The development and sustainability of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares.  Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock.  Investments in securities trading on the OTCBB are generally less liquid than investments in securities trading on a national securities exchange.  The failure of our shares to be approved for trading on a national securities exchange may limit the trading activity of our common stock and adversely impact the liquidity of an investment in our common stock.

Holders of our shares of common stock and persons who desire to purchase them in any trading market that may develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares.  Accordingly, even if we are successful in having our securities available for trading on the OTCBB, investors should consider any secondary market for the Company’s securities to be a limited one.  We may seek coverage and publication of information regarding the company in an accepted publication which permits a “manual exemption”.  This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals are those published in Standard and Poor’s, Moody’s (Mergent’s) Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals.  A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.  The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, New York, Pennsylvania, Tennessee and Virginia.  There is no assurance that obtaining a manual exemption will significantly increase the ability of our stockholders to resell their securities.

Sales of shares issued in recent placements may cause the market price of our shares to decline.

On August 31, 2010, we entered into a securities purchase agreement with investors to issue and sell 2,600,000 shares of Series A 10% Convertible Preferred Stock and warrants to purchase an aggregate of 2,600,000 shares of our common stock. The Series A Preferred Stock is convertible into shares of our common stock based on a one to one conversion ratio, at an initial conversion price of $0.50 per share, subject to adjustment.  Dividends on Series A Preferred Stock are payable in cash or shares of our common stock at our option.  In connection with the issuance of the Series A Preferred Stock and Warrants, we agreed to register 8,216,000 of our common shares with the SEC for resale as described in this prospectus.  This amount of common shares represents approximately 1/5th of our issued and outstanding shares of common stock. Upon the effectiveness of the registration statement of which this prospectus is a part, and upon the issuance of any common shares pursuant to the conversion of the Series A Preferred Stock, dividend thereon, or exercise of Warrants, the common shares may be freely sold in the open market. The sale of a significant amount of shares in the open market, or the perception that these sales may occur, could cause the trading price of our common stock to decline or become highly volatile.

We may have to pay liquidated damages to investors which will reduce our cash flows.

In connection with the August 31, 2010 issuance of Series A Preferred Stock and Warrants described above, we entered into a Registration Rights Agreement. Under the terms of the Registration Rights Agreement, if a registration statement relating to the shares covered by this prospectus is not declared effective by the SEC within the time periods specified in the Registration Rights Agreement or, after having been declared effective, is not available (with certain limited exceptions), then we are required to pay the investors, as liquidated damages, 1% (subject to an aggregate cap of 12%) of the amount invested for each 30-day period (or pro rata portion thereof) during which such failure continues until the shares are sold or can be sold without restriction under Rule 144. As of the date of this prospectus, no liquidated damages have accrued. There can be no assurance that the registration statement of which this prospectus is a part will be declared or will remain effective by the SEC for the time periods necessary to avoid payment of liquidated damages.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus.  Additionally, all statements other than statements of historical facts contained in this prospectus, including, but not limited to, statements regarding our future financial position, statements regarding our business strategy, and plans and objectives for future operations, are forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us.  We operate in a very competitive and rapidly changing environment.  Any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.  Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” above, as well as those discussed elsewhere in this prospectus.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus.  Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders.  If all 3,016,000 warrants are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $2,262,000 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes.  We will incur all costs associated with this registration statement and prospectus.

DILUTION

All securities being registered for resale pursuant to this registration statement are being registered on behalf of our selling stockholders.  We are not offering any securities pursuant to this registration statement.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in our entirety.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of the date of this registration statement, there were 40,520,000 shares of common stock issued and outstanding held by approximately 56 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share, in series as fixed by the Board of Directors. In connection with the sale of Series A Preferred Stock and warrants on August 31, 2010, the Board designated 8,000,000 shares of preferred stock as “Series A 10% Convertible Preferred Stock”, and set forth the rights, preferences and privileges of the Series A Preferred Stock in a Certificate of Designation.  According to the Certificate of Designation, the Series A Preferred Stock is convertible into shares of common stock on a one to one conversion ratio, at an initial conversion price of $0.50 per share, subject to adjustment.  The Series A Preferred Stock holders are entitled to receive dividends payable at the rate of 10% of the Original Issue Price (which is defined as $0.50) payable quarterly.  Dividends are payable in cash or shares of the Company’s common stock, at the option of the Company.  The holders of the Series A Preferred Stock do not have voting rights except as required by Nevada law.  In addition, so long as any shares of Series A Preferred Stock are outstanding, the Company cannot, without the written consent of the holders of the majority of the then outstanding Series A Preferred Stock: (i) authorize, create or issue any additional equity securities that rank senior or pari passu to the Series A Preferred Stock (including the authorization of additional shares of Series A Preferred Stock or authorized but unissued equity securities or equity securities held in treasury, that rank senior or pari passu to the Series A Preferred Stock), or reclassify junior securities to rank senior or pari passu to the Series A Preferred Stock in right of payment; (ii) amend the Certificate of Designation, the Articles of Incorporation or Bylaws of the Company in a manner that would alter or change the powers, preferences, privileges or rights of the Series A Preferred Stock or adversely affect the rights, preferences or privileges of the Series A Preferred Stock; (iii) consummate any liquidation, dissolution or winding up of the Company or any sale, lease or exchange of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (collectively, “Liquidation Events”), unless a distribution of cash proceeds to the holders of shares of Series A Preferred Stock in an aggregate amount equal to $0.50 per share of Series A Preferred Stock, plus accrued and unpaid dividends, occurs upon the consummation of such Liquidation Event; (iv) declare or pay any dividends or distributions, whether in cash, stock or property, to the holders of Common Stock or other junior securities or parity securities of the Company; or (v) redeem or repurchase any common stock or other junior securities or parity securities of the Company.  For a period of two years following August 31, 2010, the Company may not issue any additional shares of common stock or any securities convertible into or exchangeable or exercisable for common stock at a price per share of common stock less than $0.50 without first obtaining the approval (by vote at a meeting duly notice and held or written consent) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, subject to certain normal and customary exclusions.  In the event of the liquidation, dissolution or winding up of the Company, the holders of the Company’s Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available therefor, an amount in cash equal to $0.50 per share of Series A Preferred Stock plus accrued and unpaid dividends.  No distribution shall be made on any junior securities by reason of any liquidation of the Company unless each holder of Series A Preferred Stock shall have received all amounts in full to which such holder shall be entitled.  A copy of the certificate of designation of the Series A Preferred Stock filed with the Nevada secretary of state on August 31, 2010 is attached hereto as Exhibit 3.3 and is incorporated herein by reference.

Subject to the rights, preferences and privileges of the Series A Preferred Stock, the Board of Directors may, without shareholder approval, issue additional shares of preferred stock and designate the voting, dividend, liquidation and conversion rights of such shares.

SELLING STOCKHOLDERS

We are registering, on behalf of the selling stockholders, an aggregate of 8,216,000 shares of common stock, comprised of:

•	2,600,000 shares of common stock issuable upon conversion of 2,600,000 shares of Series A 10% Convertible Preferred Stock (the “Series A Preferred Stock”);

•	2,600,000 shares of common stock that may be issued in lieu of cash dividends on the Series A Preferred Stock;

•	2,600,000 shares of common stock issuable upon exercise of five-year warrants issued to investors in the Series A Preferred Stock initially exercisable at $0.75 per share; and

•
416,000 shares of common stock issuable upon exercise of five-year warrants issued to the placement agent and its registered representatives as compensation for the placement of the Series A Preferred Stock initially exercisable at $0.75 per share.

All of the shares of common stock being registered hereby are issuable (i) upon conversion of the Series A Preferred Stock and exercise of warrants issued by us to the selling stockholders in a private placement transaction consummated on August 31, 2010, (ii) as dividends that may be payable in the future on the Series A Preferred Stock, and (iii) as compensation to National Securities Corporation pursuant to our engagement of that firm as placement agent for such private placement.  National Securities Corporation is a broker-dealer which received its securities from us as underwriting compensation, and is considered an underwriter of its securities being registered hereby.  In addition, the following selling stockholders are registered representatives of National Securities Corporation and are considered underwriters of their securities being registered hereby: Vince Calicchia, Thomas Suppanz, Jeff Auerbach, Scott Shames, Craig Josephberg, David Graber, Trey Marinello, David Rich, and Robert Bookbinder.

Except as set forth in the preceding paragraph, none of the selling stockholders has had a material relationship with us within the past three years.

Some of the selling stockholders may distribute their shares from time to time to their affiliates who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by it, and upon any such transfer the transferee may have the same right of sale as the selling stockholder. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

The following table sets forth, as of August 31, 2010, the name of each selling stockholder, the number of shares of common stock that each selling stockholder beneficially owns (including shares issuable upon conversion or exercise of Series A Preferred Stock and warrants), the number of shares of common stock that may be offered for sale by each selling stockholder from time to time by this prospectus (including shares issuable upon conversion or exercise of Series A Preferred Stock and warrants, and shares that may be issued as dividends), and the number of shares of common stock that would be beneficially owned by each selling stockholder assuming the sale of all the common stock being registered hereby by such selling stockholder.

Name of Selling Stockholder	Number of Shares Being Offered		Shares Beneficially Owned Prior to the Offering (1)		Shares Beneficially Owned After the Offering (2)
			Number	%	Number	%
Anson Investments Master Fund, LP	900,000	(3)	600,000	1.5%	0	*
Cape One Financial Master Fund Ltd.	900,000	(4)	600,000	1.5%	0	*
Chestnut Ridge Partners, LP	1,200,000	(5)	800,000	1.9%	0	*
Shira Capital LLC	1,800,000	(6)	1,200,000	2.9%	0	*
Taylor International Fund Ltd.	1,500,000	(7)	1,000,000	2.4%	0	*
Silver Rock II, Ltd.	1,500,000	(8)	1,000,000	2.4%	0	*
National Securities Corporation	137,704	(9)	137,704	*	0	*
Vince Calicchia	65,840	(10)	65,840	*	0	*
Thomas Suppanz	62,899	(10)	62,899	*	0	*
Jeff Auerbach	37,005	(10)	37,005	*	0	*
Scott Shames	37,004	(10)	37,004	*	0	*
Craig Josephberg	31,860	(10)	31,860	*	0	*
David Graber	19,200	(10)	19,200	*	0	*
Trey Marinello	10,920	(10)	10,920	*	0	*
David Rich	8,722	(10)	8,722	*	0	*
Robert Bookbinder	4,846	(10)	4,846	*	0	*
TOTAL	8,216,000		5,616,000	12.2%	0	*

*	Represents less than 1% of our common stock.
(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 40,520,000 shares of common stock outstanding as of August 31, 2010.

(2)
Assumes that each selling stockholder sells all shares offered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.

(3)
Represents 300,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 300,000 shares that may be issued in lieu of cash dividends on the Series A Preferred Stock, and 300,000 shares issuable upon exercise of warrants.  Moez Kassam has voting control and investment discretion over these securities.

(4)
Represents 300,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 300,000 shares that may be issued in lieu of cash dividends on the Series A Preferred Stock, and 300,000 shares issuable upon exercise of warrants. Reid Drescher has voting control and investment discretion over these securities.

(5)
Represents 400,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 400,000 shares that may be issued in lieu of cash dividends on the Series A Preferred Stock, and 400,000 shares issuable upon exercise of warrants. Kenneth Pasternak has voting control and investment discretion over these securities.

(6)
Represents 600,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 600,000 shares that may be issued in lieu of cash dividends on the Series A Preferred Stock, and 600,000 shares issuable upon exercise of warrants. Montgomery Cornell has voting control and investment discretion over these securities.

(7)
Represents 500,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 500,000 shares that may be issued in lieu of cash dividends on the Series A Preferred Stock, and 500,000 shares issuable upon exercise of warrants. Robert Kirkland has voting control and investment discretion over these securities.

(8)
Represents 500,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 500,000 shares that may be issued in lieu of cash dividends on the Series A Preferred Stock, and 500,000 shares issuable upon exercise of warrants. Ezzat Jallad has voting control and investment discretion over these securities.

(9)	Represents shares of common stock issuable upon exercise of warrants. Mark Goldwasser has voting control and investment discretion over these securities.
(10)	Represents shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	an underwritten offering;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPERTS

The audited consolidated balance sheets of GHN Agrispan Holding Company and its subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years ended December 31, 2009 and 2008, have been included in this prospectus in reliance upon the report of ZYCPA Company Limited, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Reed Smith LLP, Los Angeles, California.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith.  For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed thereto.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.  We file periodic reports and other information with the SEC.  You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.  The address of that site is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC, which means that we may disclose important information in this Registration Statement  by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this Registration Statement and  the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on May 13, 2010.

•	Our quarterly reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010 filed with the SEC on May 17, 2010 and August 10, 2010, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on July 20, 2010, September 1, 2010, September 23, 2010, October 1, 2010, October 21, 2010 and October 26, 2010.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below, at our website located at http://www.ghnagrispan.com/en/Partners6.asp .  You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part, at no cost, by writing or telephoning to:  GHN Agrispan Holding Company, 402 M, No. 16 Xinfeng 3rd Road, Xiamen City, People’s Republic of China 362205, Attention: Secretary, Telephone: (86) 136-6600-1113.

Readers should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Readers should not assume that the information in this prospectus supplement, the accompanying base prospectus, or any free writing prospectus, is accurate as of any date other than the date on the front cover of the applicable document.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance And Distribution.

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus.  Items marked with an asterisk (*) represent estimated expenses.  We have agreed to pay all the costs and expenses of this offering.  Selling stockholders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee	$454
Legal Fees and Expenses*	$25,000
Accounting Fees and Expenses*	$5,000
Transfer Agent Fees and Expenses*	$2,500
Total*	$32,954

* Estimated Figures

Item 14. Indemnification of Officers and Directors

Nevada law generally permits us to indemnify our directors, officers, employees and agents.  The Nevada Revised Statutes permit a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if such person (i) is not liable for a breach of fiduciary duties involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  No indemnification, however, shall be made in respect of any claim, issue or matter as to which such person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Nevada law requires that a corporation must indemnify a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding of the type described in the second sentence of the foregoing paragraph, to the extent such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding.  Any permissive indemnification permitted under Nevada law may be made only as authorized in each specific case upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct, with such determination to be made by either (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (if either a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders or if such a quorum cannot be obtained).

Our Bylaws provide that we have the power to indemnify, to the fullest extent legally permissible under the corporations law of the State of Nevada, directors or officers of the Company for all expenses and loss incurred by each such person who is a party, is threatened to be made a party to, or is involved in any action, suit or proceedings (whether civil, criminal, administrative investigative) by reason of the fact that the person is, or was a director or officer of the Company or serving at the request of the Company or for the benefit of the Company as a director or office of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise.  The Company will pay the expenses incurred by such person in connection with the defense of a civil or criminal action suit or proceeding as such expenses are incurred and before the final disposition of the proceeding in question upon receipt of an undertaking by such person to repay the amount if it is determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.  The right to indemnification does not exclude any other rights to which the person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court  or for the advancement of expenses, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under Nevada law or otherwise, the Company has been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We expect to enter into indemnification agreements with our directors and officers pursuant to whom we will agree to indemnify each director and officer for any liability he or she may incur by reason of the fact that he or she serves as our director or officer, to the maximum extent permitted by law.

We expect to maintain standard policies of insurance that provide coverage to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

Item 15.  Recent Sales Of Unregistered Securities.

On August 31, 2010, we issued 2,600,000 shares of Series A 10% Convertible Preferred Stock and Warrants to purchase an aggregate of 2,600,000 shares of common stock for an aggregate purchase price of $1,300,000.  National Securities Corporation acted as the sole placement agent for this private placement.  The Preferred Stock is convertible at an initial conversion ratio of one-to-one.  The Warrants are exercisable for a term of five years at an initial exercise price of $0.75 per share.

On September 14, 2009, we consummated a share exchange with Easecharm International Limited in which we exchanged 40,000,000 shares of our common stock for 10,000 shares of Easecharm International Limited held by 2 U.S. and 15 non-U.S. person shareholders.

On September 15, 2009, we issued 500,000 shares of common stock to 36 individuals for cash consideration of $25,000 in a private placement.

On September 15, 2009, we issued 20,000 shares of common stock at a consideration of $1,000 for legal services rendered in the normal course of business.  We valued these shares at $0.05 per share based upon recent cash sales.  In addition, as consideration for acquiring shares in Easecharm prior to the share exchange, in September 2009 one non-affiliated shareholder transferred 400,000 shares to an attorney and his affiliates for legal services.

On September 18, 2009, we repurchased 4,864,000 shares of common stock from a major shareholder at an average cost of $0.323 per share for aggregate consideration of $1,572,474. On December 7, 2009, we approved the distribution of such treasury shares to our shareholders on pro-rata basis, resulting in a distribution to Chui Wai Chun, our director, and Ma Qian, our director and executive vice president, of 2,225,195 and 163,698 additional shares of common stock, respectively.

On August 31, 2010, we issued 2,600,000 shares of Series A 10% Convertible Preferred Stock and warrants to purchase an aggregate of 2,600,000 shares of common stock for gross consideration of $1,300,000.  National Securities Corporation acted as the placement agent for this transaction and received $77,975 in sales commissions plus 416,000 warrants to purchase common stock.

The securities issued and sold to non-U.S. persons were offered and sold outside the U.S. pursuant to Regulation S.  The shares issued and sold to U.S. persons were issued and sold pursuant to the exemptions provided under Section 4(2) of the Securities Act and Regulation D thereunder.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits.  The exhibits filed with this registration statement are set forth on the “Exhibit Index” set forth immediately following the signature page hereto and is incorporated herein by reference.

(b) Financial Statement Schedules.  No financial statement schedules are included because such schedules are not applicable, are not required, or because required information is included in the consolidated financial statements or notes thereto incorporated herein by reference.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Xiamen City, People’s Republic of China, on November 16, 2010.

GHN AGRISPAN HOLDING COMPANY
(Registrant)

By:	/s/ Xu Yizhen
Xu Yizhen
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE

/s/ Xu Yizhen	Director and Chief Executive Officer (Principal Executive Officer)	November 16, 2010
Xu Yizhen

/s/ Li Xu	Chief Financial Officer (Principal Financial Officer) and Principal Accounting Officer	November 16, 2010
Li Xu

*	Director	November 16, 2010
Xu Bizhen

*	Director	November 16, 2010
Ma Qian

*	Director	November 16, 2010
Chiu Wai Chun

* By:	/s/ Xu Yizhen
Xu Yizhen
Attorney-in-fact

Date: November 16, 2010

EXHIBIT INDEX

Exhibit No.	Description
1	Articles of Share Exchange (1)
3.1	Amended and Restated Articles of Incorporation (3)
3.2	Amended and Restated Bylaws (3)
3.3	Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A 10.0% Convertible Preferred Stock filed with the Nevada Secretary of State on August 31, 2010 (4)
3.8	VIE Documents of Xiamen Yangyang Restaurant (1)
3.9	VIE Documents of Xiamen Yixinrong Fruit & Vegetable Market (1)
4.1	Form of common stock Certificate of GHN Agrispan Holding Company (1)
4.2	GHN Agrispan Holding Company 2009 Stock Incentive Plan (1)
5.1	Opinion of Reed Smith LLP (previously filed)
9.1	Nominee agreement dated February 28, 2009 between Ms. Chui Wai Chun and Ms. Xu Yizhen (1)
10.1	Share transfer agreement with the former equity owners of Xiamen Xinyixiang Modern Agricultural Development Co., Ltd. (formerly Xiamen Xinyixiang Catering Distribution Co., Ltd.) (1)
10.2	Share transfer agreement with the former equity owners of Xiamen Yikoule Catering Distribution Co., Ltd. (1)
10.3	Contract to manufacture preserved candied fruits between Yikoule Catering Distribution Co., Ltd and YiBiYi Food Co., Ltd. (1)
10.4(a)	Land Sub-Lease Agreement of Yan Mingshu (1)
10.4(b)	Land Sub-Lease Agreement of Sanxiushan 1(1)
10.4(c)	Land Sub-Lease Agreement of Sanxiushan 2 (1)
10.4(d)	Land Sub-Lease Agreement of Li Deli (1)
10.4(e)	Land Sub-Lease Agreement of Liu Jieyue (1)
10.4(f)	Land Sub-Lease Agreement of Jiang Tao (1)
10.4(g)	Land Sub-Lease Agreement of Jiang Yonghua(1)
10.4(h)	Land Sub-Lease Agreement of Li Deli (2)
10.4(i)	Land Sub-Lease Agreement of Sanxiushan 3 (2)
10.5(a)	Sub-Contract Agreement of Yan Mingshu(1)
10.5(b)	Sub-Contract Agreement of Guo Yongyuan (Sanxiushan 1,2) (1)
10.5(c)	Sub-Contract Agreement of Li Deli (1)
10.5(d)	Sub-Contract Agreement of Liu Jieyue (1)
10.5(e)	Sub-Contract Agreement of Jiang Tao (1)
10.5(f)	Sub-Contract Agreement of Jiang Yonghua (1)
10.5(g)	Sub-Contract Agreement of Li Deli (2)
10.5(h)	Sub-Contract Agreement of Guo Yongyuan (Sanxiushan 3) (2)
10.6	Cooperative agreement of Xiamen Yijun Modern Agriculture Development Co., Ltd and farmers for Fengjie navel orange garden project (1)
10.7
Transfer of rights between Xiamen Yijun Modern Agriculture Development Co., Ltd and GHNA subsidiary Xiamen Xinyixiang  Modern Agricultural Development Co., Ltd. (formerly Xiamen Xinyixiang Catering Distribution Co., Ltd.) (1)

10.8	Form of Securities Purchase Agreement (4)
10.9	Form of Registration Rights Agreement (4)
10.10	Form of Common Stock Purchase Warrant (4)
10.11	Form of Make Good Escrow Agreement (4)
10.12	Supplier Agreement dated July 29, 2010 (5)
10.13	Investment Contract, dated August 17, 2010, by and between People's Government of Linfang Township of Liancheng County and Yidong Group Ningbo Yiji Supply Chain Management Co., Ltd. (6)
10.14	Catering Service Agreement, dated August 25, 2010, by and between Ningbo Yiji Supply Chain Management Co., Ltd. and Kunshan Runhua Commercial Co., Ltd., Ningbo Beilun Branch (7)
10.15	Catering Service Agreement, dated August 24, 2010, by and between Ningbo Yiji Supply Chain Management Co., Ltd. and Watts Valve Ningbo Co., Ltd. (8)
10.16	Catering Service Agreement, dated September 1, 2010, by and between Ningbo Yiji Supply Chain Management Co., Ltd. and Ningbo Omni-Tech Innovations Co., Ltd. (8)
10.17	Catering Service Agreement, dated October 1, 2010, by and between Ningbo Yiji Supply Chain Management Co., Ltd. and Ningbo QL Electronics Co., Ltd. (8)
21	List of Subsidiaries (2)
23.1	Consent of ZYCPA Company Limited *
23.2	Consent of Reed Smith LLP (contained in Exhibit 5.1) (previously filed)

*           Filed herewith.
(1)	Incorporated by reference to our Registration Statement on Form S-1 (333-162471) filed on October 14, 2009.
(2)	Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on May 13, 2010.
(3)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed on August 10, 2010.
(4)	Incorporated by reference to our Current Report on Form 8-K filed on September 1, 2010.
(5)	Incorporated by reference to our Current Report on Form 8-K filed on September 23, 2010.
(6)	Incorporated by reference to our Current Report on Form 8-K filed on October 1, 2010.
(7)	Incorporated by reference to our Current Report on Form 8-K filed on October 21, 2010.
(8)	Incorporated by reference to our Current Report on Form 8-K filed on October 26, 2010.